Exhibit 21.1

Subsidiaries of Eagle Pharmaceuticals, Inc.

Name of Subsidiary	Jurisdiction of Incorporation
Eagle Biologics, Inc. (formerly Arsia Therapeutics, Inc.)	Delaware